Exhibit 10.40

JUNO THERAPEUTICS, INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Effective as of November 4, 2015

1. Introduction. The purpose of this Juno Therapeutics, Inc. Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to employees of the Company with a rank of “vice president” or above whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Washington. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1. “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.2. “Base Pay” means an Eligible Employee’s annualized base salary in effect immediately prior to the termination of employment (or if the termination is due to Good Reason based on a material reduction in base pay under Section 2.18(a), then the Eligible Employee’s annualized base salary in effect immediately prior to such reduction).

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (a) an act of dishonesty made by the Eligible Employee in connection with the Eligible Employee’s responsibilities as an employee, (b) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Eligible Employee that the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Eligible Employee’s gross misconduct (as defined under the Revised Code of Washington 50.04.294(4)); (d) the Eligible Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Eligible Employee owes an obligation of nondisclosure as a result of the Eligible Employee’s relationship with the Company; (v) the Eligible Employee’s willful breach of any material obligations under any written agreement or covenant with the Company; or (vi) the Eligible Employee’s continued substantial failure to perform the Eligible Employee’s employment duties (other than as a result of the Eligible Employee’s physical or mental incapacity) after the Eligible Employee has received a written demand of performance from the Board (or in the case of Eligible Employees other than the Section 16

Officers and the CEO, from the CEO) that specifically sets forth the factual basis for the Board’s (or in the case of Eligible Employees other than the Section 16 Officers and the CEO, the CEO’s) determination that the Eligible Employee has not substantially performed the Eligible Employee’s duties and has failed to cure such non-performance to the Board’s (or in the case of Eligible Employees other than the Section 16 Officers and the CEO, the CEO’s) reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this Section 2.4, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Eligible Employee pursuant to a resolution duly adopted by the Board (or in the case of Eligible Employees other than the Section 16 Officers and the CEO, a direct instruction from the CEO) or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Eligible Employee in good faith and in the best interest of the Company.

2.5. “CEO” means the Company’s Chief Executive Officer.

2.6. “Change in Control” means the occurrence of any of the following:

2.6.1. the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”), that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this Section 2.6.1, the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change in Control;

2.6.2. a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 2.6.2, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

2.6.3. a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 2.6.3, the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (b) a transfer of assets by the Company to: (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii). For purposes of this Section 2.6.3, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change in Control for purposes of this Plan.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change in Control event for purposes of this Plan.

2.7. “Change in Control Period” means the time period beginning on the date of a Change in Control and ending on the date that is twelve (12) months following the Change in Control.

2.8. “Code” means the Internal Revenue Code of 1986, as amended.

2.9. “Company” means Juno Therapeutics, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.10. “Compensation Committee” means the Compensation Committee of the Board.

2.11. “Confidential Information” means information (including combinations of individual items of information) that Company has or will develop, acquire, create, compile, discover, or own, that has value in or to Company’s business that is not generally known and that Company wishes to maintain as confidential. “Confidential Information” includes both information disclosed by Company to Eligible Employee and information developed or learned by Eligible Employee during the course of employment with Company. “Confidential Information” also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not the information is identified as Confidential Information. “Confidential Information” includes non-public information that relates to the actual or anticipated business or products, research, or development of Company, or to Company’s technical data, trade secrets, or know-how, including research, product plans, or other information regarding Company’s products, services, markets, customer lists, and customers (including customers of Company on which Eligible Employee called or with which Eligible Employee may become acquainted during the term of Eligible Employee’s employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. “Confidential Information” does not include any information that (a) was publicly known or made generally available prior to the time of disclosure by Company to me; (b) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by Eligible Employee; or (c) is in Eligible Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by Eligible Employee’s then-contemporaneous written records, except that any combination of individual items of information shall not be deemed to be within any of those exceptions merely because one or more of the individual items are within that exception, unless the combination as a whole is within that exception.

2.12. “Eligible Employee” means an employee of the Company or of any parent or subsidiary of the Company who (a) has the rank of “vice president” (which includes persons who do not have a “vice president” title but have a job rank at the “vice president” level, which as of the effective date of this Plan, includes only persons with the title of “senior medical director”) or higher and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.13. “Disability” total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case the determination of disability under such plan also will be considered “Disability” for purposes of this Plan.

2.14. “Effective Date” means November 4, 2015.

2.15. “Equity Award” means an outstanding award granted to an Eligible Employee by the Company pursuant to an equity plan, including but not limited to the Company’s 2013 Equity Incentive Plan, as amended, or 2014 Equity Incentive Plan, as amended, to purchase or receive Shares, provided that no award subject to performance or milestone-based vesting conditions will constitute an Equity Award.

2.16. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17. “Territory” means (a) all counties in the State of Washington, (b) all other states of the United States of America; and (b) all other countries of the world; provided that, with respect to clauses (a) and (b), the Company maintains operations, facilities, or customers in such geographic area prior to the date of the termination of the Eligible Employee’s relationship with the Company.

2.18. “Good Reason” means, the Eligible Employee’s resignation within three (3) months following the end of the Cure Period (as defined below), without the Eligible Employee’s express written consent, of one or more of the following: (a) a material reduction by the Company in the Eligible Employee’s Base Pay; (b) a material diminution of the Eligible Employee’s authority, duties, or responsibilities relative to the Eligible Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction; (c) a change in the location of the Eligible Employee’s employment of more than fifty (50) miles; or (d) the Company’s material breach of the terms of any material written agreement or covenant with the Eligible Employee related to the Eligible Employee’s provision of services to the Company. In order for an event to qualify as Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within three (3) months of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time.

2.19. “Involuntary Termination” means a termination of employment of an Eligible Employee under the circumstances described in Section 5.

2.20. “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company with the title of “vice president” (which includes persons who do not have a “vice president” title but have a job rank at the “vice president” level, which as of the effective date of this Plan, includes only persons with the title of “senior medical director”) or higher designating such employee as an Eligible Employee under the Plan, which has been signed and accepted by the employee.

2.21. “Plan” means the Juno Therapeutics, Inc. Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.22. “Section 16 Officer” means the Company’s officers as determined under Section 16 of the Securities and Exchange Act of 1934, as amended.

2.23. “Section 409A Limit” means two (2) times the lesser of: (i) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.

2.24. “Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided in the circumstances described in Section 5.

2.25. “Severance Term” means the period of time during which Eligible Employee is receiving Severance Benefits, with the maximum extent of such period as set forth in Section 5.1.3 and Section 5.2.3, respectively.

2.26. “Share” means a share of the Company’s common stock.

2.27. “Target Bonus” means either (i) the Eligible Employee’s target bonus percentage multiplied by the Eligible Employee’s Base Pay or (ii) the target bonus amount (as applicable), in each case, as in effect for the Company’s (or its successor’s) fiscal year in which the Eligible Employee’s Involuntary Termination occurs.

2.28. “Tier” means the tier of Severance Benefits an Eligible Employee is entitled to receive under the Plan pursuant to Section 5, depending on the rank of the Eligible Employee on the date the right to Severance Benefits is triggered, as set forth below:

2.28.1. “Tier 1” applies to the CEO.

2.28.2. “Tier 2” applies to any Section 16 Officer other than the CEO.

2.28.3. “Tier 3” applies to any Eligible Employee who is not the CEO or a Section 16 Officer.

3. Change in Control Benefits. An individual who is an Eligible Employee on the date that the Company experiences a Change in Control will be entitled to receive the following benefits:

3.1. With respect to any Equity Award held by an Eligible Employee that was granted after November 4, 2015, 25% of the unvested Shares subject to the Equity Award will become vested and exercisable, if applicable, immediately prior to the Change in Control.

3.2. In the event that the successor corporation does not assume, or provide a substantially economically equivalent substitute award with the same vesting schedule or vesting provisions that are more favorable to the Eligible Employee, for an Equity Award held by an Eligible Employee, such Equity Award will become fully vested and exercisable, if applicable, immediately prior to the Change in Control, in accordance with the terms and conditions of the Plan.

4. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 5, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination.

5. Involuntary Termination.

5.1. Termination During the Change in Control Period. If, during the Change in Control Period, (i) an Eligible Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability, then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive the following Severance Benefits from the Company:

5.1.1. Salary Severance Benefits. A lump-sum payment of cash salary severance, payable within the period of time set forth in the Eligible Employee’s Participation Agreement, equal to the number of months of annualized Bay Pay as set forth below:

(a) Tier 1: 24 months

(b) Tier 2: 12 months

(c) Tier 3: 9 months

5.1.2. Bonus Severance Benefits. A lump-sum payment of cash bonus severance equal to the greater of (i) 100% of the Eligible Employee’s Target Bonus, pro-rated based on the proportion of the then-current fiscal year the Eligible Employee served through the date of the Eligible Employee’s Involuntary Termination, or (ii) the Eligible Employee’s actual achievement against target objectives as applied to the Eligible Employee’s Target Bonus as of the date of the Eligible Employee’s Involuntary Termination.

5.1.3. Continued Medical Benefits. If the Eligible Employee, and any spouse and/or dependents of the Eligible Employee (“Family Members”) has coverage on the date of the Eligible Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Eligible Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Eligible Employee’s employment termination, as set forth below, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth below, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage:

(a) Tier 1: 24 months

(b) Tier 2: 12 months

(c) Tier 3: 9 months

5.1.4. Equity Award Vesting Acceleration. Accelerated vesting as to 100% of the unvested Shares subject to the Eligible Employee’s then-outstanding Equity Awards, provided that such Equity Awards were granted on or after November 4, 2015.

5.2. Termination Other Than During the Change in Control Period. If the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability and such termination occurs other than during the Change in Control Period, then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive the following Severance Benefits from the Company:

5.2.1. Cash Severance Benefits. Continuing payments of Base Pay as cash severance, payable in accordance with the Company’s payroll practice as in effect from time to time, for the number of months following the Eligible Employee’s termination of employment as set forth below:

(a) Tier 1: 12 months

(b) Tier 2: 12 months

(c) Tier 3: 9 months

5.2.2. Bonus Severance Benefits. A lump-sum payment of cash bonus severance equal to the greater of (i) 100% of the Eligible Employee’s Target Bonus, pro-rated based on the proportion of the then-current fiscal year the Eligible Employee served through the date of the Eligible Employee’s Involuntary Termination, or (ii) the Eligible Employee’s actual achievement against target objectives as applied to the Eligible Employee’s Target Bonus as of the date of the Eligible Employee’s Involuntary Termination.

5.2.3. Continued Medical Benefits. If the Eligible Employee, and any Family Members, has coverage on the date of the Eligible Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Eligible Employee the total applicable premium cost for continued group health plan coverage under COBRA during the period of time following the Eligible Employee’s employment termination, as set forth below, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth below, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage:

(a) Tier 1: 12 months

(b) Tier 2: 12 months

(c) Tier 3: 9 months

6. Limitation on Payments. In the event that the payments and benefits provided for in the Plan or other payments and benefits payable or provided to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s payments and benefits under the Plan or other payments or benefits (the “280G Amounts”) will be either:

(a) delivered in full; or

(b) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

6.1. Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 6, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G;

(c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and

(d) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Eligible Employee have any discretion with respect to the ordering of payment reductions.

6.2. Nationally Recognized Firm Requirement. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 6.

7. Conditions to Receipt of Severance. Eligible Employee is required to comply with all the conditions set forth in this Section 7 to receive Severance Benefits under the Plan.

7.1. Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Eligible Employee’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2. Non-Competition and Non-Solicitation.

7.2.1 As a condition of receiving the Severance Benefits under the Plan, and in order to protect Confidential Information, each Eligible Employee will not, either directly or indirectly, during the Severance Term:

(a)(i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Eligible Employee’s employment with the Company. This covenant shall cover Eligible Employee’s activities in every part of the Territory, as defined herein, to the extent permitted by applicable law. Eligible Employee acknowledges and agrees that fulfillment of the obligations contained in this covenant, including, but not limited to, Eligible Employee’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Eligible Employee’s obligation not to compete is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Eligible Employee further acknowledges the time, geographic, and scope limitations of Eligible Employee’s obligations under this Section 7.2 are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Eligible Employee will not be precluded from gainful employment if Eligible Employee is obligated not to compete with the Company during the period and within the Territory as described above.

(b) solicit sales from any of Company’s customers for any product or service that (i) competes with any product or service sold or provided by Company, (ii) competes with any product or service intended to be sold or provided by Company at the time of the termination of Eligible Employee’s employment with Company, or (iii) competed with any product or service sold or provided by Company at any time during Eligible Employee’s employment with Company;

(c) entice any vendor, consultant, collaborator, agent, or contractor of Company to cease its business relationship with Company or engage in any activity that would cause them to cease their business relationship with Company; or

(d) solicit, induce, recruit, or encourage any of Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away Company employees.

7.2.2 Severability. The covenants contained in Section 7.2 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection 7.2.1 above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection 7.2.1 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.

7.2.3 Reasonableness. The nature of Company’s business is such that if Eligible Employee were to become employed by, or substantially involved in, the business of a competitor to Company, it would be difficult not to rely on or use Confidential Information. Therefore, Eligible Employee enters into this Agreement to reduce the likelihood of disclosure of Confidential Information, as well as to protect the value and goodwill of the Company. Eligible Employee acknowledge that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) Company is engaged in a highly competitive industry, (b) Eligible Employee will have access to Confidential Information, including but not limited to, Company’s trade secrets, know-how, plans, and strategy (and in particular, the competitive strategy of Company), (c) in the event Eligible Employee’s employment with Company ends, Eligible Employee will be able to obtain suitable and satisfactory employment in Eligible Employee’s chosen profession without violating this Agreement, and (d) these limitations are necessary to protect Confidential Information and the goodwill of Company.

7.3. Non-Disparagement. During the Severance Term, Eligible Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. For the avoidance of doubt, reports to, or responses to inquiries by, auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such reports or responses are truthful, shall not constitute disparagement.

7.4. Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 7 and the terms of any confidentiality, proprietary information and inventions agreement (however titled, but such agreements used by the Company in the United States as the Effective Date are titled “At-Will Employee Agreement”), including any non-competition and non-solicitation covenants contained therein (which are additional obligations, and not replaced by the provisions of this Section 7), and such other appropriate agreements between the Eligible Employee and the Company. Severance Benefits under this Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 7.

8. Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made as provided in this Plan.

9. Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Subject to the foregoing, this Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Eligible Employee, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Eligible Employee than the terms hereof, such Eligible Employee shall continue to be entitled to such benefits.

10. Section 409A.

10.1. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of

Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.

10.2. It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or resulting from an involuntary separation from service as described in Section 10.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.

10.3. Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4. Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 10.1 above.

10.5. Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 10.1 above.

10.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.

11. Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14. Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of the Plan.

15. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

16. Claims and Appeals.

16.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

16.2. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

17. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.

18. Source of Payments. All Severance Benefits, other than Equity Award acceleration, will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

19. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

21. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

22. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Washington (but not its conflict of laws provisions).

23. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26. Additional Information.

Plan Name:	Juno Therapeutics, Inc. Change in Control and Severance Plan
Plan Sponsor:	Juno Therapeutics, Inc.
c/o People Department
307 Westlake Avenue North, Suite 300
Seattle, WA 98109

Identification Numbers:	EIN: - 46-3656275
PLAN: 502
Plan Year:	Company’s fiscal year
Plan Administrator:	Juno Therapeutics, Inc.
Attention: Administrator of the Juno Therapeutics, Inc.
Change in Control and Severance Plan
307 Westlake Avenue North, Suite 300
Seattle, WA 98109
206-582-1600
Agent for Service of
Legal Process:	Juno Therapeutics, Inc.
Attention: General Counsel
307 Westlake Avenue North, Suite 300
Seattle, WA 98109
206-582-1600
Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Plan is paid by the Employer.

27. Statement of ERISA Rights.

As an Eligible Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 16 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

o 0 o

Appendix A

Juno Therapeutics, Inc. Change in Control and Severance Plan

Form of Participation Agreement

Juno Therapeutics, Inc. (the “Company”) is pleased to inform you,                                         , that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.

In order to actually become a participant in the Plan (an “Eligible Employee” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 5.1 of the Plan if, during the Change in Control Period, you voluntarily terminate your employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company) terminates your employment for a reason other than Cause and other than as a result of your Disability or death. In addition (but in lieu of the Severance Benefits described in the preceding sentence), as described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 5.2 of the Plan if the Company (or any parent or subsidiary of the Company) terminates your employment for a reason other than Cause and other than as a result of your Disability or death, and such termination occurs other than during the Change in Control Period.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and adhere to the non-disparagement, non-competition and non-solicitation provisions of the Plan throughout the Severance Term. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid your Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature Page Follows]

JUNO THERAPEUTICS, INC.	[ELIGIBLE EMPLOYEE NAME]

Signature	Signature

Name	Date

Title

Attachment: Juno Therapeutics, Inc. Change in Control and Severance Plan

[Signature Page to the Participation Agreement]